Exhibit 10.42

Fiscal 2013 Performance Results Bonus

On August 8, 2012, the Compensation Committee of the Board of Directors of the Company approved design changes to the Performance Results Bonus for fiscal 2013 (the “2013 PRB”), previously known as the short term incentive plan, as the Company’s performance-based incentive plan.
The 2013 PRB is an integral part of compensation for our employees that are at the level of director or above, which includes our executive officers. The 2013 PRB provides that quarterly bonuses are payable, subject to the Compensation Committee’s discretion, based upon (1) achievement of certain revenue and non-GAAP gross margin performance targets established by the Compensation Committee, and (2) target bonus amounts for each eligible individual established by the Compensation Committee. The Compensation Committee established annual target bonus amounts, to be determined and paid on a quarterly basis, for the 2013 PRB, which include bonus amounts payable to the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission).
Quarterly bonus amounts under the 2013 PRB will be subject to the Compensation Committee’s discretion, and will depend on the specific levels of actual revenue and non-GAAP gross margin attained. Such quarterly bonuses would be “earned” and payable if the Company’s non-GAAP gross margin is within a range of respective percentages that includes a threshold requirement of 75% and a maximum target of 125%, and revenue is within a range of respective percentages that includes a threshold requirement of 90% and a maximum target of 110%. The minimum threshold payout starts at 50%, with a maximum payout cap of 150%. Failure to meet the threshold requirement would result in no quarterly bonus amount being paid.
Further, at the end of FY2013, the Compensation Committee will compare the aggregate percentage of all quarterly bonus amounts paid during the fiscal year, with the actual revenue and non-GAAP gross margin attained for the entire 2013 fiscal year, and determine whether a “true-up” payment is necessary to prevent the actual quarterly payouts from negatively impacting the annual payout had the plan been measured for the full year.